EX-11

                        THE PROMUS COMPANIES INCORPORATED
                        COMPUTATION OF PER SHARE EARNINGS

                                                     First Quarter Ended
                                                  March 31,     March 31,
                                                      1995          1994

Income from continuing operations             $ 28,696,000  $ 22,085,000
Discontinued operations
  Earnings from discontinued hotel
    operations, net                              9,604,000     6,131,000
  Spin-off transaction expenses, net           (15,198,000)            -
Cumulative effect of change in accounting
  policy, net                                            -    (7,932,000)
                                              ------------  ------------
Net income                                    $ 23,102,000  $ 20,284,000
                                              ============  ============
Primary earnings per share
Weighted average number of common shares
  outstanding                                  102,138,377   101,503,574
  Common stock equivalents
    Additional shares based on average
      market price for period applicable to:
        Restricted stock                           199,635       459,462
        Stock options                              676,176       944,198
                                              ------------  ------------
Average number of primary common and
  common equivalent shares outstanding         103,014,188   102,907,234
                                              ============  ============

Primary earnings per common and common
  equivalent share
    Income from continuing operations               $ 0.28        $ 0.21
    Discontinued operations
      Discontinued hotel operations, net              0.09          0.07
      Spin-off transaction expenses, net             (0.15)            -
    Change in accounting policy, net                     -         (0.08)
                                                    ------        ------
    Net income                                      $ 0.22        $ 0.20
                                                    ======        ======
Fully diluted earnings per share
Average number of primary common and
  common equivalent shares outstanding         103,014,188   102,907,234
    Additional shares based on period-
      end price applicable to:
        Restricted stock                                 -        11,618
        Stock options                               67,557             -
                                              ------------  ------------
Average number of fully diluted common and
  common equivalent shares outstanding         103,081,745   102,918,852
                                              ============  ============
Fully diluted earnings per common and
  common equivalent share
    Income from continuing operations               $ 0.28        $ 0.21
    Discontinued operations
      Earnings from discontinued hotel
        operations, net                               0.09          0.07
      Spin-off transaction expenses, net             (0.15)            -

    Change in accounting policy, net                     -         (0.08)
                                                    ------        ------
    Net income                                      $ 0.22        $ 0.20
                                                    ======        ======


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